UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2009

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

(Address of principal executive offices, including zip code)

540-769-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective as of June 15, 2009, Luna Innovations Incorporated, and its subsidiary, Luna Technologies, Inc. (together, “Luna”), entered into a Forbearance Agreement with Silicon Valley Bank (the “Agreement”). Luna has an existing revolving line of credit and term loan with Silicon Valley Bank (the “Credit Facility”). The parties entered into the Agreement in respect of the fact that Luna is no longer in compliance with its adjusted quick ratio covenant in the Credit Facility, as a result of the jury verdict in Luna’s legal proceeding with Hansen Medical, Inc.

The Agreement increases the interest rate on the term loan to prime plus 2% (up from prime plus 1.5%), with a minimum rate of 6% (up from 5.5%). Under the Agreement, Luna agrees not to borrow further funds under the Credit Facility. Also, until the earlier of the next court hearing in the legal proceeding with Hansen or July 17, 2009, the parties agree that (i) the adjusted quick ratio covenant will not be tested, (ii) Luna will maintain a cash balance with Silicon Valley Bank of at least $10,000,000, and (iii) Silicon Valley Bank will forbear exercising its rights and remedies under the Credit Facility.

A copy of the Forbearance Agreement by and among Silicon Valley Bank and Luna dated effective June 15, 2009 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Exhibits

(d)	Exhibits.

Exhibit	Description
99.1	Forbearance Agreement by and among Silicon Valley Bank and Luna Innovations Incorporated and Luna Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President and General Counsel

Date: June 18, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Forbearance Agreement between Silicon Valley Bank and Luna Innovations Incorporated.